Exhibit 99.1

NYSE: MMP
_________________________________________________________________________________________

Date:	October 27, 2022

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports Third-Quarter 2022 Financial Results, Raises 2022 Annual Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $330 million for third quarter 2022, compared to $237 million for third quarter 2021. The increase in current year net income was largely driven by higher profits from our commodity-related activities due to favorable mark-to-market (MTM) adjustments for related hedge positions, as well as overall improved financial results from our core fee-based transportation and terminals activities.
Diluted net income per common unit was $1.59 in third quarter 2022 and $1.08 in third quarter 2021. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.29 for third quarter 2022. These results exceeded the $1.15 guidance provided by management in late July primarily due to higher-than-expected refined products transportation revenues, lower overall expenses and additional commodity margin resulting in part from improved basis differentials during the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $290 million for third quarter 2022, compared to $277 million for third quarter 2021. Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $273 million during third quarter 2022, versus $252 million during third quarter 2021.
“Magellan delivered another solid quarter, producing notably higher financial results from both segments versus the year-ago period and exceeding our expectations for the third quarter. Based on our performance to date and outlook for the remainder of the year, we are increasing our annual guidance for 2022, reinforcing the resiliency of our business model and importance of the energy services we provide,” said Aaron Milford, chief executive officer. “We remain focused on maximizing long-term investor value, demonstrated by more than $375 million of equity buybacks so far this year, coupled with the latest increase in our quarterly cash distribution and recently-launched capital project to generate a low-risk, attractive return on the expansion of our West Texas refined products pipeline capabilities.”

An analysis by segment comparing third quarter 2022 to third quarter 2021 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense.
Refined products. Refined products operating margin was $384 million, an increase of $111 million. In addition to benefiting from the impact of MTM adjustments for futures contracts used to hedge our commodity-related activities in the current quarter, financial results from this segment’s core fee-based transportation and terminals activities also increased between periods and represented a quarterly record.
Transportation and terminals revenue increased $21 million primarily due to higher average transportation rates. The higher average rates were largely driven by the mid-year 2022 increase in our tariffs of 6% on average. In addition, customers utilized our extensive pipeline system to overcome various supply disruptions in the Midcontinent region during the current period, resulting in a higher proportion of long-haul shipments, which move at higher rates. Higher tender deduction revenue that benefited from increased commodity prices more than offset slightly less storage revenue due to lower utilization and rates following recent contract expirations.
Operating expenses decreased $16 million primarily due to favorable product overages (which reduce operating expenses) and lower property taxes due to a prior period adjustment in the current quarter, partially offset by higher power costs.
Earnings of non-controlled entities increased $5 million primarily due to higher earnings from our Powder Springs joint venture due to unrealized gains on futures contracts used to hedge its commodity activities.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $71 million primarily due to unrealized gains on futures contracts as well as higher margins and higher sales volumes on our gas liquids blending activities in the current period, partially offset by lower of cost or market adjustments in the third quarter of 2022.
Crude oil. Crude oil operating margin was $127 million, an increase of $15 million. Transportation and terminals revenue decreased $3 million primarily due to lower committed shipments on our Longhorn pipeline system during the current period, while overall transportation volumes were higher due to increased shipments on our Houston distribution system, which move at a lower average rate. Higher terminal throughput fees as a result of more customers utilizing a simplified pricing structure for services in the Houston area offset less storage revenue due to lower utilization and rates given the current backwardated market.
Operating expenses increased $8 million primarily due to less favorable product overages, partially offset by lower integrity spending related to the timing of maintenance work.
Earnings of non-controlled entities were essentially unchanged between periods. Deficiency revenue recognized for both the BridgeTex and Double Eagle pipelines offset lower average rates on the Saddlehorn pipeline. Product margin was $26 million favorable primarily due to additional crude oil marketing activities as well as unrealized gains on futures contracts in the current period.
Other items. Depreciation, amortization and impairment expense decreased $4 million primarily due to higher asset impairments in 2021, whereas G&A expense increased $12 million primarily due to higher compensation costs, in part resulting from improved financial results, as well as increased legal and technology fees.

Net interest expense was relatively flat between periods. As of Sept. 30, 2022, Magellan’s debt balance was $5.0 billion, including $29 million outstanding under our commercial paper program, with $8 million of cash on hand.
Gain on disposition of assets was lower compared to the previous year’s quarter in part due to the final working capital adjustment related to the sale of a portion of our interest in the Pasadena marine terminal joint venture in 2021.
Other expense was $9 million unfavorable primarily due to amounts recognized in third quarter 2022 for certain legal matters. Income from discontinued operations declined $14 million due to the sale of our independent terminals during the second quarter of 2022, with the current period benefiting from the final working capital adjustment related to the sale.

Capital allocation
Magellan remains focused on maximizing long-term value for our investors through a disciplined combination of capital investments, cash distributions and equity repurchases.
We currently expect expansion capital spending to be approximately $90 million in 2022, $100 million in 2023 and $40 million in 2024 to complete projects already committed. These estimates now include the recently announced expansion of our refined products pipeline system from Houston to El Paso, Texas, with the additional capacity expected to be available in early 2024.
During third quarter 2022, Magellan repurchased 2.75 million of our common units for nearly $138 million, resulting in total repurchases of 24.1 million units for $1.18 billion under our $1.5 billion repurchase program authorized through 2024. The timing, price and quantity of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of our common units.

Financial guidance for 2022
As a result of the higher-than-expected financial performance during third quarter and management’s outlook for the remainder of the year, Magellan is increasing our annual DCF guidance by $10 million to $1.1 billion for 2022.
As previously announced, Magellan recently increased our quarterly cash distribution to $1.0475 per unit. Based on this new distribution amount, the current 204.9 million units outstanding and our higher DCF guidance, distribution coverage for 2022 is expected to exceed 1.25 times the amount necessary to pay cash distributions declared for the year.
Management projects FCF to be $1.45 billion for 2022, or $580 million after distributions, including proceeds from the sale of the independent terminals that closed in second quarter 2022. Management continues to expect that FCF after distributions will generally be used to repurchase units (subject to the considerations noted in “Capital allocation” above).
Based on actual results reported so far and the current number of units outstanding, annual net income per unit is now estimated to be $5.25 for 2022, which results in fourth-quarter guidance of $1.22 per unit. Guidance excludes future MTM adjustments on our commodity-related activities.

Management does not intend to provide guidance beyond 2022 at this time but continues to target annual distribution coverage of at least 1.2 times for the foreseeable future. Consistent with our historical approach, Magellan plans to provide financial guidance specific to 2023 early next year when year-end 2022 results are reported.
Earnings call details
Management will discuss third-quarter 2022 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via Magellan’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 918-9578, conference code 22020537.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by Magellan. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of our internal financial reporting and is used by management to evaluate the economic performance of our operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of our commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from our operations, after maintenance capital spending, that is available for distribution to our unitholders. Management uses this performance measure as a basis for recommending to our board of directors the amount of cash distributions to be paid to our investors and for determining the payout for performance-based awards issued under our equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by a company after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
We use exchange-traded futures contracts to hedge against price changes of petroleum products associated with our commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes our profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Since the non-GAAP measures presented in this news release include adjustments specific to us, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: guidance, expect, project, target, remains, long term, so far, committed, continue, potential, estimated, future, foreseeable, believes, resiliency, low-risk, outlook, intend, plans and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on Magellan’s results of operations and financial condition are: impacts from inflation; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through our facilities; changes in laws applicable to us; changes in government incentives or initiatives that negatively impact us or positively impact competitive alternatives; changes in our tariff rates or other terms as required by state or federal regulatory authorities; reductions of hydrocarbon production or cutbacks at refineries or at other businesses that use or supply our services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to our terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of us as a corporation for federal or state income tax purposes or us becoming subject to significant forms of other taxation; changes in our capital needs, cash flows or availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to us. Additional factors that could lead to material changes in performance are described in Magellan's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by Magellan in this news release are based only on information currently known, and we undertake no obligation to revise our forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2022	2021	2022
Transportation and terminals revenue	$464.9	$482.5	$1,332.3	$1,374.7
Product sales revenue	168.9	388.2	575.6	948.0
Affiliate management fee revenue	5.3	5.4	15.9	16.7
Total revenue	639.1	876.1	1,923.8	2,339.4
Costs and expenses:
Operating	146.5	138.2	422.9	442.5
Cost of product sales	145.9	268.6	488.6	794.3
Depreciation, amortization and impairment	61.5	57.9	168.4	174.4
General and administrative	46.5	58.0	148.6	177.7
Total costs and expenses	400.4	522.7	1,228.5	1,588.9
Other operating income (expense)	2.6	1.2	4.1	2.2
Earnings of non-controlled entities	36.4	41.8	116.1	103.7
Operating profit	277.7	396.4	815.5	856.4
Interest expense	56.9	57.3	171.0	172.4
Interest capitalized	(0.2)	(0.5)	(1.2)	(1.2)
Interest income	(0.1)	(0.3)	(0.4)	(0.6)
Gain on disposition of assets	(3.2)	(0.1)	(72.9)	(0.3)
Other (income) expense	2.2	10.7	18.1	11.9
Income from continuing operations before provision for income taxes	222.1	329.3	700.9	674.2
Provision for income taxes	0.8	0.9	2.0	2.0
Income from continuing operations	221.3	328.4	698.9	672.2
Income from discontinued operations (including gain on disposition of assets of $164.0 million in 2022)	15.3	1.6	39.4	177.2
Net income	$236.6	$330.0	$738.3	$849.4

Earnings per common unit
Basic:
Continuing operations	$1.01	$1.58	$3.15	$3.19
Discontinued operations	0.07	0.01	0.18	0.84
Net income per common unit	$1.08	$1.59	$3.33	$4.03
Weighted average number of common units outstanding	218.6	207.5	221.6	210.7

Diluted:
Continuing operations	$1.01	$1.58	$3.15	$3.19
Discontinued operations	0.07	0.01	0.18	0.84
Net income per common unit	$1.08	$1.59	$3.33	$4.03
Weighted average number of common units outstanding	218.8	207.6	221.7	210.7

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2022	2021	2022
Refined products:
Transportation revenue per barrel shipped	$1.724	$1.873	$1.697	$1.748
Volume shipped (million barrels):
Gasoline	80.3	80.5	224.1	239.2
Distillates	53.0	52.1	152.4	151.4
Aviation fuel	8.4	8.7	21.7	24.2
Liquefied petroleum gases	0.1	—	0.6	0.6
Total volume shipped	141.8	141.3	398.8	415.4

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.803	$0.519	$0.803	$0.653
Volume shipped (million barrels)(1)	49.2	61.2	145.3	164.6
Terminal average utilization (million barrels per month)	24.9	23.5	25.1	24.1
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	29.1	22.9	84.6	68.0
Saddlehorn - volume shipped (million barrels)(2)	19.9	19.9	56.0	59.9

(1) Includes shipments related to our crude oil marketing activities.
(2) These volumes reflect the total shipments for these joint venture pipelines, which are owned 30% by us.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2022	2021	2022
Refined products:
Transportation and terminals revenue	$349.4	$370.1	$984.9	$1,028.8
Affiliate management fee revenue	1.6	1.5	4.8	5.0
Other operating income (expense)	2.8	1.2	6.3	4.3
Earnings (losses) of non-controlled entities	8.1	13.3	25.5	15.0
Less: Operating expense	114.5	98.3	314.2	322.8
Transportation and terminals margin	247.4	287.8	707.3	730.3
Product sales revenue	153.5	318.3	487.6	850.9
Less: Cost of product sales	128.4	222.2	394.3	715.9
Product margin	25.1	96.1	93.3	135.0
Operating margin	$272.5	$383.9	$800.6	$865.3

Crude oil:
Transportation and terminals revenue	$116.9	$113.8	$351.8	$349.9
Affiliate management fee revenue	3.7	3.9	11.1	11.7
Other operating income (expense)	(0.2)	—	(2.2)	(2.1)
Earnings of non-controlled entities	28.3	28.5	90.6	88.7
Less: Operating expense	35.1	42.8	118.1	128.2
Transportation and terminals margin	113.6	103.4	333.2	320.0
Product sales revenue	15.4	69.9	88.0	97.1
Less: Cost of product sales	17.5	46.4	94.3	78.4
Product margin	(2.1)	23.5	(6.3)	18.7
Operating margin	$111.5	$126.9	$326.9	$338.7

Segment operating margin	$384.0	$510.8	$1,127.5	$1,204.0
Add: Allocated corporate depreciation costs	1.7	1.5	5.0	4.5
Total operating margin	385.7	512.3	1,132.5	1,208.5
Less:
Depreciation, amortization and impairment expense	61.5	57.9	168.4	174.4
General and administrative expense	46.5	58.0	148.6	177.7
Total operating profit	$277.7	$396.4	$815.5	$856.4

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	September 30, 2022
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$330.0	$1.59	$1.59
Commodity-related adjustments associated with future transactions(1)	(61.6)
Excluding commodity-related adjustments	$268.4	$1.29	$1.29

Weighted average number of common units outstanding		207.5	207.6

(1) Includes our net share of commodity-related adjustments for our non-controlled entities. Please see Distributable Cash Flow and Free Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2022 Guidance
	2021	2022	2021	2022

Net income	$236.6	$330.0	$738.3	$849.4	$1,100.0
Interest expense, net	56.6	56.5	169.4	170.6	227.0
Depreciation, amortization and impairment(1)	56.1	57.9	174.4	174.4	233.0
Equity-based incentive compensation(2)	5.6	5.9	9.5	19.9	25.0
Gain on disposition of assets(3)	(0.1)	(1.7)	(68.5)	(158.0)	(158.0)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	4.0	(62.8)	21.1	(40.3)
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(9.1)	(18.7)	(32.2)	(19.0)
Inventory valuation adjustments(5)	(1.0)	3.5	2.4	1.5
Total commodity-related adjustments	(6.1)	(78.0)	(8.7)	(57.8)	(48.0)
Distributions from operations of non-controlled entities in excess of earnings	9.7	1.3	24.5	18.3	25.0
Adjusted EBITDA	358.4	371.9	1,038.9	1,016.8	1,404.0
Interest expense, net, excluding debt issuance cost amortization	(55.9)	(55.7)	(167.1)	(168.3)	(224.0)
Maintenance capital(6)	(25.5)	(26.1)	(50.2)	(65.0)	(80.0)
Distributable cash flow	$277.0	$290.1	$821.6	$783.5	$1,100.0
Expansion capital(7)	(25.5)	(16.9)	(67.6)	(62.7)	(90.0)
Proceeds from disposition of assets(3)	0.1	0.1	270.7	440.9	440.0
Free cash flow	$251.6	$273.3	$1,024.7	$1,161.7	$1,450.0
Distributions paid	(226.6)	(215.2)	(685.0)	(655.3)	(870.0)
Free cash flow after distributions	$25.0	$58.1	$339.7	$506.4	$580.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because we intend to satisfy vesting of unit awards under our equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to our ongoing operations, while proceeds from disposition of assets exclude the related gains to the extent they are already included in our calculation of DCF.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. We exclude the net impact of these derivatives from our determination of DCF until the transactions are settled and, where applicable, the related products are sold.
(5)    We adjust DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when we sell or purchase the related products, we recognize these valuation adjustments in DCF.
(6)    Maintenance capital expenditures maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to our unitholders). For this reason, we deduct maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2022	2021	2022
Net cash provided by operating activities	$286.0	$391.5	$879.1	$788.8
Changes in operating assets and liabilities	22.4	4.5	0.9	133.0
Net cash provided (used) by investing activities	(37.7)	(41.5)	160.1	320.1
Payments associated with settlement of equity-based incentive compensation	—	—	(6.2)	(8.9)
Settlement cost, amortization of prior service credit and actuarial loss	(2.7)	(2.6)	(7.2)	(4.9)
Changes in accrued capital items	(11.3)	(1.4)	(4.0)	(0.6)
Commodity-related adjustments(1)	(6.1)	(78.0)	(8.7)	(57.8)
Other	1.0	0.8	10.7	(8.0)
Free cash flow	$251.6	$273.3	$1,024.7	$1,161.7
Distributions paid	(226.6)	(215.2)	(685.0)	(655.3)
Free cash flow after distributions	$25.0	$58.1	$339.7	$506.4

(1) Please refer to the preceding table for a description of these commodity-related adjustments.